Contact:
William H. Cole
Chairman of the Board
Cecil Bank
(410) 398-1650

Cecil Bancorp, Inc. Announces Management Transition Plan

Gregg J. Wagner Joins Cecil Bancorp, Inc. as President, Chief Executive Officer and Director

Elkton, Maryland - - April 29, 2013 – The Board of Directors of Cecil Bancorp, Inc. (the “Company”) announced today that it has completed its management transition plan by naming Gregg J. Wagner  as President, Chief Executive Officer and Director of the Company, effective immediately.   An experienced banking executive, Wagner will report to the Board of Directors.

Mary Halsey, who has served as President and Chief Executive Officer since 1995, has been named Chief Operating Officer and Vice Chairman of the Board of Directors.

William H. Cole, Chairman of the Board of Directors of the Company and the Bank noted, “The Board of Directors is pleased to announce the appointment of Gregg J. Wagner as our new President and Chief Executive Officer.  His extensive community banking experience provides us with the leadership to guide us through our current challenges and lay a strong foundation for our future.”

The addition of Wagner follows the hiring of Thomas J. Ahearn as Chief Credit Officer in the Fall of 2012 and completes a management reorganization that will move current Chief Operating Officer Brian Hale to Chief Information Officer.

Cole added that “Mary Halsey has been a critical part of the Cecil Bank team for decades.  Her dedication to the Company and its shareholders is unwavering.  We remain fortunate to have her as Vice Chair of the Board of Directors and as a key member of the Executive Management Team.”

Mr. Wagner is a Certified Public Accountant with over 30 years of community banking experience.  Most recently he was a Managing Partner with The Kafafian Group providing consulting services to the financial industry.  Mr. Wagner was President and Chief Executive Officer of Brooklyn Federal Bancorp, Inc., which sold to Investors Bancorp, Inc. in January, 2012.  From 2008 through 2010, Mr. Wagner was President and Chief Executive Officer of Allegiance Bank of North America, located in Bala Cynwyd, Pennsylvania. From 2007 through 2008, Mr. Wagner was Chief Financial Officer at Royal Bank of America, Narberth, Pennsylvania. From 1994 through 2006, Mr. Wagner was employed as an executive officer of Harleysville National Corporation and served as President and Chief Executive Officer from 2005 through 2006.

About Cecil Bancorp, Inc.

Cecil Bancorp, Inc. is the parent company of Cecil Bank, headquartered in Elkton, Maryland, with 14 locations in Harford and Cecil Counties, Maryland.  Cecil Bank is a full-service, community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.  At December 31, 2012, Cecil Bancorp, Inc. had consolidated assets of $440.0 million.

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